As filed with the Securities and Exchange Commission on April 16, 2024
Registration No. 333-267040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to
Form F-3
Registration Statement
Under
The Securities Act of 1933

Semantix, Inc.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant's name into English)
Cayman Islands		98-1681913
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Avenida Eusébio Matoso, 1375, 10º andar São Paulo, São Paulo, Brazil, 05423-180
(Address of Principal Executive Offices)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Approximate date of commencement of proposed sale to the public: Not applicable.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
                                            Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 3 relates to the Registration Statement (as amended, the “Registration Statement”) on Form F-3 (File Number 333-267040) originally filed by Semantix, Inc., a Cayman Islands exempted company with limited liability (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on Form F-1 on August 24, 2022, which was amended by Amendment No. 1 filed on October 11, 2022 and by Amendment No. 2 filed on November 16, 2022. The Registration Statement was declared effective by the SEC on December 9, 2022. On May 3, 2023, the Company filed the Post-Effective Amendment No. 1 to the Registration Statement to include information contained in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. The Post-Effective Amendment No. 1 to the Registration Statement was declared effective by the SEC on May 10, 2023. On October 4, 2023, the Company filed the Post-Effective Amendment No. 2 to convert the Registration Statement (and all amendments thereto) into a registration statement on Form F-3. The Post-Effective Amendment No. 2 to the Registration Statement was declared effective by the SEC on October 10, 2023. The Registration Statement registered up to (i) 76,303,779 ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”), (ii) 7,000,000 Warrants (as defined in Post-Effective Amendment No. 2 to the Registration Statement), and (iii) 18,499,984 Ordinary Shares underlying Warrants.
On April 4, 2024, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Ordinary Shares from the Nasdaq Global Market. On April 15, 2024, the Company filed a Notification of Removal From Listing And Registration on Form 25 with the SEC to delist the Ordinary Shares from Nasdaq and to deregister the Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of the Ordinary Shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment No. 3 is made pursuant to an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment No. 3, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on the 16th day of April, 2024.

SEMANTIX, INC.

By:	/s/ Leonardo dos Santos Poça D’Água
Name:	Leonardo dos Santos Poça D’Água
Title:	Chairman of the Board and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.